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                                                                    Exhibit 99.1
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                                                          Contact: Lynda Nordeen
                                                                  (952) 830-3361
FOR IMMEDIATE RELEASE


          COURT OF APPEALS AFFIRMS ANTITRUST VERDICT IN JOSTENS' FAVOR

     Rejects Appeal, Upholds Decision to Overturn $25.3 Million Jury Verdict

Minneapolis, July 14, 2000 -- On July 10, 2000, the 5th U.S. Circuit Court of Appeals denied an appeal by Taylor Publishing Company and affirmed the Texas federal trial court's judgment to overturn a $25.3 million jury verdict against Jostens in a two-year-old antitrust lawsuit.

         A three-judge panel of the 5th Circuit unanimously rejected Taylor's appeal of the judgment entered in January 1999 by federal district court judge Paul Brown. The court dismissed Taylor's arguments that Jostens attempted to monopolize the national school yearbook market. The court affirmed the opinion of Judge Brown, who had taken the $25.3 million verdict away from the jury by finding that the evidence presented by Taylor during the trial did "not support the jury's verdict that (Jostens) attempted to monopolize the yearbook market."

         Taylor filed its antitrust action in 1997 alleging it lost business because of Jostens' practices. In May 1998, a jury in Sherman, Texas, found in favor of Taylor. In January 1999, the U.S. District Court for the Eastern District of Texas reversed the judgment and found in favor of Jostens.

         Jostens is a provider of products, programs and services that help people celebrate important moments, recognize achievements and build affiliation. The Company's products include yearbooks, class rings, graduation products, school photography, employee and achievement awards, and products for athletic departments and their fans.


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